Exhibit 5

DLA Piper LLP (US) 1251 Avenue of the Americas, 27th Floor New York, New York 10020-1104 www.dlapiper.com T 212.335.4500 F 212.335.4501

September 13, 2019

Board of Directors
Highwoods Realty Limited Partnership
3100 Smoketree Court, Suite 600
Raleigh, North Carolina 27604

$400,000,000 of 3.050% Notes due 2030

Ladies and Gentlemen:
We have served as special counsel to Highwoods Realty Limited Partnership, a North Carolina limited partnership (the “Operating Partnership”), and Highwoods Properties, Inc., a Maryland corporation (the “Company”), in connection with the issuance and sale by the Operating Partnership of $400,000,000 aggregate principal amount of the Operating Partnership’s 3.050% Notes due 2030 (the “Notes”) pursuant to the Registration Statement on Form S-3 (File No. 333-215936-01) (the “Registration Statement”), which became effective upon filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on February 7, 2017. The Notes are to be issued pursuant to an underwriting agreement, dated as of September 4, 2019 (the “Underwriting Agreement”), among the Operating Partnership, the Company and Wells Fargo Securities, LLC, BofA Securities, Inc., Jefferies LLC and U.S. Bancorp Investments, Inc., as representatives of the several underwriters named therein. The Notes are to be issued pursuant to an indenture dated as of December 1, 1996 (the “Base Indenture”), between the Operating Partnership, the Company and U.S. Bank National Association (as successor in interest to Wachovia Bank, N.A. as merged with and into First Union National Bank of North Carolina), as trustee (the “Trustee”), as supplemented by an officers’ certificate establishing the terms of the Notes, dated as of September 13, 2019 (such certificate, together with the Base Indenture, the “Indenture”).
In connection with our representation of the Operating Partnership, and as a basis for the opinions hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents:

(a)
the Certificate of Limited Partnership of the Operating Partnership, together with all amendments thereto, as certified by the Secretary of State of the State of North Carolina as of March 5, 2019 and by the Secretary of the Company, as the general partner of the Operating Partnership, as of the date hereof;

Board of Directors
Highwoods Realty Limited Partnership
September 13, 2019

(b)
the Second Restated Agreement of Limited Partnership of the Operating Partnership, together with all amendments and supplements thereto, as certified by the Secretary of the Company, as general partner of the Operating Partnership, as of the date hereof;

(c)	copies of resolutions duly adopted by the Board of Directors of the Company on November 4, 1996, January 25, 2017 and July 31, 2019 as certified by the Secretary of the Company as of the date hereof;

(d)	the Registration Statement;

(e)
the Operating Partnership’s prospectus supplement, dated September 4, 2019, as filed with the Commission on September 5, 2019, pursuant to Rule 424(b) under the Securities Act, together with the base prospectus, dated February 7, 2017 (collectively, the “Final Prospectus”);

(f)	an executed copy of the Underwriting Agreement;

(g)	an executed copy of the Indenture;

(h)	the form of the definitive global note representing the Notes;

(i)	an executed copy of the certificate of the Secretary of the Company, dated the date hereof, as to certain factual matters;

(j)
the certificate of the Secretary of State of the State of North Carolina as to the existence of the Operating Partnership in the State of North Carolina dated September 10, 2019 (the “North Carolina Certificate”); and

(k)	such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.
For purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified or photostatic copies and the authenticity of the originals thereof, (iii) the genuineness of all signatures and (iv) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof upon the Operating Partnership.
Based upon the foregoing, and having regard for such legal considerations as we have considered necessary for purposes hereof, we are of the opinion that:

1.	the Operating Partnership is a limited partnership duly formed and validly existing under the laws of the State of North Carolina, and has the requisite partnership power to issue the Notes; and

Board of Directors
Highwoods Realty Limited Partnership
September 13, 2019

2.
the Notes have been duly authorized for issuance by the Operating Partnership, and when executed by the Operating Partnership and authenticated by the Trustee in the manner provided in the Indenture (assuming the due authorization, execution and delivery of the Indenture by the Trustee) and delivered against payment of the purchase price therefor as provided in the Underwriting Agreement and the Indenture, the Notes will constitute valid and binding obligations of the Operating Partnership under New York law, enforceable against the Operating Partnership under New York law in accordance with their terms.

The opinion in paragraph 1 with respect to existence of the Operating Partnership is based solely on the North Carolina Certificate.
Our opinion in paragraph 2 is subject to the following additional assumptions and qualifications:
(a)Enforceability is subject to, and may be limited by: (i) bankruptcy, insolvency, reorganization, arrangement, moratorium and other similar laws affecting creditors’ rights generally, including, without limitation, laws regarding fraudulent conveyances and preferential transfers; and (ii) general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief (regardless of whether considered in a proceeding at law or in equity).
(b)Further, we express no opinion on any provision contained in the Indenture or the Notes (i) relating to indemnification or contribution which are violative of the public policy underlying any law, rule or regulation (including any federal or state securities law, rule or regulation); (ii) purporting to require a party thereto to pay or reimburse attorneys’ fees incurred by another party, or to indemnify another party therefor, which provisions may be limited by applicable statutes and decisions relating to the collection and award of attorneys’ fees; (iii) relating to consents to or restrictions upon governing law; (iv) that requires waiver or amendments to be made only in writing; or (v) regarding the severability, if invalid, of provisions of such agreements.
We do not purport to express any opinion on any laws other than (i) the laws of the State of North Carolina (excluding state securities or blue sky laws), (ii) the laws of the State of New York (excluding state securities or blue sky laws) and (iii) the federal laws of the United States of America.
This opinion is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K, which is incorporated by reference in the Registration Statement in accordance with the requirements of Form S-3 and the rules and regulations promulgated under the Securities Act. We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement with the Commission on the date hereof and to the use of the name of our firm in the section entitled “Legal Matters” in the Final Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

Board of Directors
Highwoods Realty Limited Partnership
September 13, 2019

This opinion is limited to the matters stated in this letter, and no opinion may be implied or inferred beyond the matters expressly stated in this letter. This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in the law, including judicial or administrative interpretations thereof, that occur which could affect the opinions contained herein.

Very truly yours,
/s/ DLA Piper LLP (US)